Exhibit 10.74

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2018 FOR NAMED EXECUTIVE OFFICERS

OF WORTHINGTON INDUSTRIES, INC.

Annual Cash Incentive Bonus Awards Granted In Fiscal 2018

The following table sets forth the annual cash incentive bonus awards granted to the following executive officers of Worthington Industries, Inc. (the ‘Registrant”) who either are named executive officers of the Registrant for purposes of the disclosure included in the Registrant’s Proxy Statement for the 2016 Annual Meeting of Shareholders held on September 29, 2016 and/or will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2017 Annual Meeting of Shareholders to be held on September 27, 2017, which grants were made under the Worthington Industries, Inc. Annual Incentive Plan for Executives for the twelve-month performance period ending May 31, 2018:

Annual Cash Incentive Bonus Awards Granted for Fiscal 2018

Name	Annual Cash Incentive Bonus Awards for Twelve-Month Performance Period Ending May 31, 2018 (1)
	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	456,187	912,374	1,824,748
B. Andrew Rose	297,104	594,207	1,188,414
Mark A. Russell	360,500	721,000	1,442,000
Geoffrey G. Gilmore	252,000	504,000	1,008,000
Virgil L. Winland	231,750	463,500	927,000
John G. Lamprinakos	187,500	375,000	750,000

(1)

Payouts which can be earned under these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added (“EVA”) and earnings per share (“EPS”) for the twelve-month performance period with each performance measure carrying a 50% weighting. For Mr. Gilmore, a Pressure Cylinders business unit executive, the corporate EPS measure carries a 20% weighting, the applicable Pressure Cylinders operating income (“EOI”) carries a 30% weighting, and the Pressure Cylinders EVA carries a 50% weighting. For Mr. Lamprinakos, a Steel Processing business unit executive, the corporate EPS measure carries a 20% weighting, the applicable Steel Processing EOI carries a 30% weighting and the Steel Processing EVA carries a 50% weighting. For all calculations, restructuring charges and non-recurring items are excluded and EPS and the Steel Processing business unit and Pressure Cylinders business unit EOI results are to be adjusted to eliminate the impact of FIFO gains and losses. If the performance level falls between threshold and target or between target and maximum, the award is linearly prorated. If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid. Annual cash incentive bonus award payouts earned will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company (followed by actual or constructive termination of an NEO’s employment during the performance period), the annual cash incentive bonus award would be considered to be earned at “target” and payable as of the date of termination of employment.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2018

The following table sets forth the long-term performance awards (consisting of long-term cash performance awards and long-term performance share awards) for the three-fiscal-year period ending May 31, 2020 and the option awards and restricted common share awards granted to the NEOs in the fiscal year ending May 31, 2018 (“Fiscal 2018”).

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2018

Name	Long-Term Cash Performance Awards for Three- Fiscal-Year Period Ending May 31, 2020 (1)			Long-Term Performance Share Awards for Three-Fiscal- Year Period Ending May 31, 2020 (1)			Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share) (2)	Restricted Common Share Awards
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
John P. McConnell	500,000	1,000,000	2,000,000	6,000	12,000	24,000	22,000	$47.76	20,000	(3)
B. Andrew Rose	300,000	600,000	1,200,000	3,250	6,500	13,000	11,500	$47.76	10,000	(3)
Mark A. Russell	300,000	600,000	1,200,000	3,250	6,500	13,000	11,500	$47.76	10,000	(3)
Geoffrey G. Gilmore	165,000	330,000	660,000	2,200	4,400	8,800	6,400	$47.76	6,500 25,000	(3) (4)
Virgil L. Winland	115,000	230,000	460,000	1,100	2,200	4,400	3,000	$47.76	3,300	(3)
John G. Lamprinakos	137,500	275,000	550,000	1,850	3,700	7,400	4,800	$47.76	5,100	(3)

(1)

These columns show the potential payouts under the long-term cash performance awards and the long-term performance share awards granted to the NEOs under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (as amended, the “1997 LTIP”) for the three-fiscal-year performance period from June 1, 2017 to May 31, 2020. Payouts of long-term cash performance awards and long-term performance share awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate EVA for the three-fiscal-year performance period and EPS growth over that performance period, with each performance measure carrying a 50% weighting. For Mr. Gilmore, a Pressure Cylinders business unit executive, the cumulative corporate EVA and EPS growth measures together carry a 50% weighting, and the Pressure Cylinders business unit EOI targets are weighted 50%. For Mr. Lamprinakos, a Steel Processing business unit executive, the cumulative corporate EVA and EPS growth measures together carry a 50% weighting, and the Steel Processing business unit, and Pressure Cylinders business unit, EOI targets are weighted 50%. In all calculations, restructuring charges and non-recurring items are excluded, and EPS and Steel Processing business unit EOI results are to be adjusted to eliminate the impact of FIFO gains or losses. No awards are paid or distributed if none of the three-fiscal-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is linearly prorated.

(2)

Effective June 29, 2017, under the Worthington Industries, Inc. 2010 Stock Option Plan, the NEOs were granted non-qualified stock options with respect to the number of common shares shown, with an exercise price equal to $47.76, the fair market value of the underlying common shares on the date of grant. The options become exercisable over three years in increments of one-third per year on each anniversary of their grant date.

(3)	These annual time-vested restricted common share awards were granted effective June 29, 2017 under the 1997 LTIP and will generally cliff vest on the third anniversary of the grant date.
(4)	This time-vested restricted common share award was granted effective June 29, 2017 under the 1997 LTIP and will cliff vest on the fourth anniversary of the grant date.